Exhibit 99.3
FORM OF LETTER
GYRODYNE COMPANY OF AMERICA, INC.
Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Shareholders
of Gyrodyne Company of America, Inc.

[•], 2011

To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Gyrodyne Company of America, Inc. (“Gyrodyne”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (the “Recordholders”) of shares of Gyrodyne common stock, par value $1.00 per share (the “Common Stock”), at 5:00 p.m., New York City time, on August 15, 2011 (the “Record Date”).  The Rights and Common Stock are described in the offering prospectus dated [•], 2011 (the “Prospectus”).

In the Rights Offering, Gyrodyne is offering an aggregate of 173,305 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on [•], 2011, unless extended (the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., New York City time, on the Record Date.  Each 7.5 Rights will allow the holder thereof to subscribe for one (1) share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $53 per full share (the “Subscription Price”).  Any fractional shares resulting from the share allocation process will be rounded up to the nearest whole number.  For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., New York City time, on the Record Date, it would receive 100 Rights and would have the right to purchase 14 shares of Common Stock for the Subscription Price.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of Common Stock that are not purchased by shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Privilege.  If there are not enough Unsubscribed Shares to honor all Over-Subscription Privilege requests, Gyrodyne may, in its discretion, issue up to an additional 19,336 shares (the “Over-Allotment Shares”).  To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be allocated among those who properly exercised their Over-Subscription Privilege pro rata based on the total number of shares requested by shareholders pursuant to the Over-Subscription Privilege.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy, including under its Over-Subscription Privilege.  Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it may purchase pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock such Recordholder desires to purchase pursuant to the Over-Subscription Privilege.  Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding up to the nearest whole share, with the total subscription payment being adjusted accordingly.  Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Gyrodyne can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering.  Gyrodyne will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privileges in full and Gyrodyne decides not to issue any Over-Allotment Shares, and we will only honor an Over-Subscription Privilege exercise to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges.

•
To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

•
To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege.  See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege and Over-Allotment Option” in the Prospectus.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) registered in the Recordholder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.  In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Gyrodyne or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to the use of Gyrodyne Company of America, Inc. Rights Certificates;

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached election form;

4.	Nominee Holder Certification; and

5.	A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested.  To exercise the Rights, you should deliver the properly completed and signed Rights Certificate with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege to the Subscription Agent, as indicated in the Prospectus.  The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.  A Rights holder cannot revoke the exercise of its Rights, even if the Rights Offering is extended by Gyrodyne’s board of directors.  However, if Gyrodyne amends the Rights Offering to allow for an extension of the Rights Offering for a period of more than 30 days or to make a fundamental change to the terms of the Rights Offering, a Rights holder may cancel its subscription and receive a refund of any money it has advanced. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from MacKenzie Partners, Inc., the Information Agent.  The Information Agent’s telephone number is (800) 322-2885 (toll free).  Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,

Gyrodyne Company of America, Inc.